EXHIBIT 12

                         HASBRO, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                   Six Months and Quarter Ended June 28, 1998

(Thousands of Dollars)


                                                      Six
                                                     Months        Quarter
                                                    -------        -------
Earnings available for fixed charges:
  Net earnings                                     $ 13,246          5,453
  Add:
    Fixed charges                                    16,253         10,503
    Income taxes                                      6,824          2,809
                                                    -------        -------
      Total                                        $ 36,323         18,765
                                                    =======        =======


Fixed Charges:
  Interest on long-term debt                        $     -              -
  Other interest charges                              8,728          6,416
  Rental expense representative
   of interest factor                                 7,525          4,087
                                                    -------        -------
      Total                                        $ 16,253         10,503
                                                    =======        =======

Ratio of earnings to fixed charges                     2.23           1.79
                                                    =======        =======